AGREEMENT
                                  ---------

         THIS AGREEMENT is made on March 18, 1998, between Milford Manufacturing Corporation, a Michigan corporation (referred to as "MMC" and "Seller") and PGK Acquisition Corp. ("Buyer").

                                   RECITALS
                                   --------

          WHEREAS, upon the terms and conditions set forth herein, Buyer desires to acquire certain assets of Seller and Seller desires to sell those assets to Buyer; and
         WHEREAS, in a separate transaction (the "K-H Sale"), Seller is selling other assets to Kelsey-Hayes Company ("K-H"), and K-H will then subsequently sell those assets to Buyer.

                                  AGREEMENTS
                                  ----------

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual terms and conditions set forth herein and pursuant to the terms and conditions set forth in this Agreement, Seller agrees to sell and the Buyer agrees to purchase certain assets that are used by Seller in the production of parts for K-H (the "K-H Business") as follows:

         1. Assets Purchased. At Closing, Seller shall sell, assign, convey, transfer, set over, and deliver to Buyer all of the scheduled assets, whether tangible or intangible (which are not being sold by Seller to K-H in the K-H
Sale) which on the Closing Date are owned by Seller and used by it exclusively in the K-H Business (collectively, the "Purchased Assets").

         1.1 Definition of Purchased Assets. For purposes of this Agreement, the term Purchased Assets shall be defined as including only the following:

         1.1.1 Tangible Personal Property. The water debur unit described in Schedule 2.1.2 that is used in the production of ZWAL, together with, to the extent transferable, all express and implied warranties by manufacturers or sellers of that equipment and all maintenance records, brochures, catalogues and other documents relating to that equipment or to their installation or functioning.

1.1.2 Inventory and Supplies. All inventories of raw materials, operating supplies, packaging materials, component parts, replacement and spare parts, work in process and finished goods relating to the K-H Business (the "Inventories") and listed in Schedule 1.1.2.

         1.1.3 Prepaid Items. The prepaid items are listed in Schedule 1.1.3, subject to any prorations.

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         1.1.4    Permits. All transferable local, state, and federal
                  franchises, licenses, bonds, permits, and similar items pertaining to the K-H Business and/or the Purchased Assets.

         1.1.5 Name, Telephone Number and Advertising. All telephone and FAX numbers, yellow-page advertisements, and Seller's right to use the name "Milford Manufacturing Corporation" and all related names and derivations.

         1.1.6 Purchase Contracts. All of Seller's rights in and to contracts made or orders given by Seller relating to the purchase of materials, parts, supplies and commodities for use in the K-H Business (the "Purchase Contracts") listed in Schedule 1.1.6.

         1.1.7 Other Contracts. All of Seller's rights in and to those contracts, licenses or other agreements listed on Schedule
                  1.1.7 (or otherwise entered into in the ordinary course of business) to which Seller is a party and entered into for the benefit of the K-H Business (the "Other Contracts").

         1.1.8 K-H Contract. All of Seller's rights in and to the Machined Valve Products Supply Agreement dated October 31, 1996 which is attached as Schedule 1.1.8.

         1.1.9 Books and Records. Books and records, files and other documents (including such items recorded on computer storage media) used exclusively in the ongoing operation of the K-H Business and access to all other books, records, files and other documents which may be necessary to such ongoing operations for the purpose of copying such materials on reasonable notice to Seller by Purchaser.

         1.1.10 Other Intangible Assets. All licenses, copyrights, patents, patent applications and trade secrets owned by Seller and used in the K-H Business.

         1.2 Excluded Assets. Other provisions notwithstanding, Seller shall not sell to Buyer and Seller shall retain as its own property the following assets, properties and rights (whether or not related to or used in the K-H Business):

         1.2.1 Cash, Cash Equivalents, and Accounts Receivables. All cash, bank deposits, certificates of deposit, and accounts receivable of Seller.

         1.2.2 Corporate and Business Records. All corporate documents and records, including, without limitation, minute books, stock records, certificates, all tax records and any records relating to any asset retained by Seller and any liabilities or obligation of Seller, which Buyer is not required to assume hereunder.

         1.2.3 Non K-H Business Assets, Machinery, Equipment, Inventory and Supplies. All Seller's right, title and interest in the assets, machinery, equipment, inventory and supplies related to Seller's business on behalf of Delco Remy America ("DRA"), Allied Signal Corp. a/k/a Breed Technologies ("Allied"), and Delphi Corp. ("Delphi") see items listed in Schedule 1.2.3.

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         1.2.4    Scrap. All Seller's right, title and interest in any
                  sellable scrap generated prior to the date of closing and either removed from the premises or marked by Seller and removed from the premises promptly following the Closing Date.

         1.2.5 K-H Sale. All Seller's right, title and interest in the assets being sold to K-H pursuant to the K-H Sale.

         2. Liabilities Assumed. Seller agrees that Buyer assumes no liabilities of Seller, whether accrued, absolute, contingent, known, unknown, or otherwise, except that Buyer agrees to assume as of the Closing Date, and thereafter pay, perform and discharge the following liabilities ("Assumed Liabilities"):

         2.1.1 Assigned Contracts. All of Seller's obligations and liabilities either continuing after or arising after the Closing Date under the Purchase Contracts and Other Contracts listed in Schedules 1.1.6, and 1.1.7, and the K-H Machined Valve Products Supply Agreement described in
                  Section 1.1.8 and attached as Schedule 1.1.8.

         2.1.2 Capital Expenditures. Anything to the contrary herein notwithstanding, the Buyer hereby assumes the obligations and liabilities, and agrees to pay pursuant to their terms and conditions, certain purchase orders for the purchase of water deburring equipment related to or used in the K-H Business listed in Schedule 2.1.2, and other capital expenditures listed therein. To the extent that Seller has paid in full, or in part, the cost of any listed capital expenditure, Buyer shall reimburse Seller at Closing.

         2.1.3    Accounts Payable and Accruals.
                  ------------------------------

                  a) All accounts payable relating to goods and services ordered in the usual and ordinary course of the K-H Business after the Effective Date,
                  b) all accounts payable or obligations attributable to goods or services relating to the K-H Business that were ordered in the usual and ordinary course of the K-H Business on or before the Effective Date but not received as of 11:00 pm on the Effective Date,
                  c) the assumption and payment of $1,200,000.00 of Seller's outstanding accounts payable listed on
                           Schedule 2.1.3 or relating to goods and services that were received by Seller on or before 11:00 pm on the Effective Date, and
                  d) the first $200,000 (or as may be adjusted pursuant to footnote 1 on Schedule 2.1.3)of any accruals related to Pre Closing period(s), which accruals will be specifically identified and allocated at Closing, and
                  e) the capital expenditures which are unpaid at Closing pursuant to Section 2.1.2.

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         2.1.4    Employee Matters; Collective Bargaining Agreement. For
                  purposes of this Agreement, all of Seller's current, former, active, inactive, hourly and salaried employees are collectively referred to herein as the "Transferred Employees". Except as otherwise provided in this Agreement, Seller shall assign and Buyer shall assume, pay, and/or perform the following items relating to Seller and its business.

                  a) Buyer shall hire all union employees. Buyer shall hire substantially all salaried employees of Seller under the terms and conditions of the employment agreements in Schedule 2.1.4. Buyer shall bear the responsibility to comply with, and pay for any notification under, or employee benefits required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").
         b) Any and all claims, causes of action, judgments, damages, penalties and liabilities related to the Transferred Employees under Section 2.1.4(a), 2.1.4(c), 2.1.4 (d), 2.1.5, 2.1.6, 2.1.7, 2.1.8,
                           or 2.1.9, asserted after the Closing Date
                           regardless of when the underlying facts and
                           circumstances occurred,
         c) Any and all of Seller's duties, obligations, and liabilities under the following Agreements and plans related to the Transferred Employees:
                  i)       Milford  Value Plant Insurance Program for
                                    Hourly-Rated Employees
                  ii)      Supplemental Unemployment Plan for Hourly-Rated
                                    Employees at Milford
                  iii)     Varity   Kelsey-Hayes Savings Plan for Represented
                                    Employees now known as Milford
                                    Manufacturing Corporation Profit Sharing and 401(k) Plan and Trust
                  iv)      Kelsey-Hayes Company Milford Hourly Pension Plan,
                                    and the Special Maintenance Skilled Trade
                                    Retirement Plan
                  v)       Medical  and Dental Plans for both hourly and
                                    salaried employees
                  vi)     Life Insurance, Short and Long Term Disability
                                    Plans for both hourly and salaried
                                    employees
                 vii)     Any holiday pay and vacation pay owing and/or
                                    accrued for Seller's employees
                viii)     Any other fringe benefit plans for the
                                    benefit of Seller's employee.
                  ix)     $.40 per hour target benefit Plan described in
                                    the ratified Proposed Settlement
                                    Agreement dated March 28, 1997 (which
                                    plan was to replace the Hourly Pension
                                    Plan described in Section 2.1.4(c)(iv)), including any payment required for time during which Seller owned the K-H
                                    Business, and
                   x)     Seller's liability and/or contingent liability for
                                    all currently retired and/or Transferred
                                    Employees' retiree health benefits under any collective bargaining agreement.
         d) Any and all obligations arising under the Collective Bargaining Agreement, the ratified Proposed Settlement Agreement dated March 28, 1997, all related exhibits, schedules, ancillary agreements (herein collectively referred to as the "Collective Bargaining Agreement") between the International Union, United Automobile, Aerospace and Agricultural Implement

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

                           Workers of America ("UAW") and its Local 985, and Seller, which Collective Bargaining Agreement will be assigned by Seller and assumed by Buyer.

         2.1.5 Benefit Plans. Buyer will succeed Seller as the successor employer-sponsor of all plans listed in Section 2.1.4, including but not limited to pension and welfare benefit, health care plans for past, present, and retired employees, and shall assume all of the duties and obligations as the successor employer-sponsor of such plans, or in the case of health care, provide a replacement plan with substantially identical benefits.

         2.1.6 Post-Retirement Health Benefits. Seller's liability and/or contingent liability for all retired and Transferred Employees' retiree health benefits under any collective bargaining agreement.

         2.1.7 Workers' Compensation. Buyer is obligated for all workers' compensation claims made by Transferred Employees regardless of when the injury occurred or when the claim is made, except that for a period of sixty (60) days after Closing, Seller shall be liable for injuries which occurred during Seller's ownership of the K-H Business, and which are not aggravated during Post Closing employment. Seller's insurance company's determination of when the injury occured and whether it was aggravated Post-Closing shall be determinate of Seller's obligation under this Section 2.1.7.

         2.1.8 Medical. Buyer is obligated to insure, or in lieu of insurance to pay, as the successor employer to Seller, the Post Closing medical expenses of the Transferred Employees. Post closing medical expenses means medical expense claims made after the Closing regardless of when the illness, disease process, injury or medical necessity was first incurred.

         2.1.9 Grievances. Buyer agrees to assume, defend, and/or prosecute to resolution the grievances related to Transferred Employees described in Schedule 2.1.9, and to assume and pay the cost of any resolution therefrom.

         2.1.10 Leased Assets. Buyer agrees to pay the attributed portion of a master lease for the assets set forth in Section
                  1.1.7. Buyer acknowledges that the leased assets are a portion of a multi company Applicon equipment lease. Buyer's payment represents that potion of the master lease attributable to the equipment located on the Business premises. Buyer shall have the right to exercise any purchase option under the master lease with respect to the equipment located on the Business Premises.

         2.2 Retained Liabilities. Buyer shall not assume or be liable for any liabilities or obligations of the Seller arising during Seller's ownership , whether primary or secondary, direct or indirect, absolute or contingent, contractual, tortious or otherwise, other than those specifically

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identified or described in this Agreement (all such liabilities and obligations of Seller other than those specifically assumed by Buyer identified or described in this Agreement are hereinafter collectively referred to as the "Retained Liabilities"). To the extent Buyer does not assume such Retained Liabilities, Buyer shall also not be entitled to any benefits related thereto. To the extent Buyer does not assume the obligations under a contract involving capital expenditures, Buyer shall not be entitled to the uses or benefit of such capital items.

         3.    Purchase Price for Purchased Assets.
         3.1 The Purchase Price. The amount of the Assumed Liabilities plus any amounts to be paid pursuant to Section 3.2.3 shall equal the purchase price to be paid by Buyer to Seller for the Purchased Assets (the "Purchase Price").
         3.2 Payment of Purchase Price. Buyer shall pay the Purchase Price on the Closing Date as follows:

         3.2.1 At Closing, Buyer shall execute an assumption agreement in the form attached hereto as Schedule 3.2.1 wherein Buyer agrees to assume and pay the Assumed Liabilities.

         3.2.2 At Closing, Buyer shall pay any remaining adjusted Purchase Price by wire transfer of immediately available funds to the account of Seller as directed at Closing.

         3.2.3    a)   The Purchase Price shall be adjusted at closing should
                  actual inventory, work in process, and supplies inventory exceed $750,000.00 (increase) or are less than $700,000.00 (decrease). The parties agree that the indirect inventory will be caused at $340,000.00. The actual value of the direct Inventory shall be based upon a physical inventory of the direct Inventories conducted by representatives of the Seller and Buyer on March 16, 1998 ("Physical Inventory"). Such inventory shall be valued in a manner consistent with Seller's previous valuations of its inventory.
                  b) The Purchase Price shall further be adjusted by the amount that the total of account payables and accruals described in Section 2.1.3 are less than $1,400,000.00 (minus any amount by which Buyer's share of the accruals is reduced below $200,000.00 pursuant to the formula and terms within footnote 1 of Schedule 2.1.3).

         3.2.4 At Closing Buyer shall reimburse Seller for capital expenditures pursuant to Section 2.1.2.

         3.3 Allocation of Purchase Price. The Purchase Price shall be allocated among the

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

Purchased Assets in accordance with attached Schedule 3.3. Buyer and Seller agree to execute and deliver at the Closing duplicate IRS Forms 8594, with an allocation of the Purchase Price in accordance with this Section 3.3 which is mutually acceptable to both parties, and to file all other returns and reports in a manner consistent with the allocations in this Section.


         4. Delivery Free of Encumbrances. Except with respect to the water debur unit's expenses being assumed by Buyer, Seller shall deliver good title to the Purchased Assets free and clear of all mortgages, liens, claims, demands, charges, options, equity interests, leases, tenancies, easements, pledges, security interests, and other encumbrances ("Encumbrances").

         5.    Preclosing Actions.  Before the Closing:

         5.1 Conduct of Business. Seller shall carry on and conduct the K-H Business in the ordinary course consistent with past practices.

         5.2 Buyer's Access. From the date of this Agreement through the Closing, Seller shall permit Buyer and its representatives to make a full business, financial, accounting, and legal audit of Seller, the K-H Business, the Purchased Assets, and the Assumed Liabilities. Seller shall take all reasonable steps necessary to cooperate with Buyer in undertaking this audit.

         5.3 MESC Notice. Pursuant to the provisions of Section 15(g) of the Michigan Employment Security Act (M.C.L.A. 421.15(g)), Seller has provided Buyer with an accurately and fully completed copy of MESC Form 1027 -
Business Transferor's Notice to Transferee of Unemployment Tax Liability and Rate. That completed form has been provided to Buyer at least two days (not including Saturday, Sunday or legal holidays) before the date hereof.

         6.    Closing Matters.

         6.1 Closing. The closing of the transactions contemplated in this Agreement (the "Closing") shall be effective as of 11:00 p.m. Sunday, March 15, 1998 ("Effective Date") and take place at the offices of Munro and Munro, P.C., 3250 West Big Beaver, Suite 520, Troy, Michigan at 10:00 a.m. on Monday, March 16, 1998 or at such other place and/or on such other date as the parties may agree on (the "Closing Date").

         6.2 Certain Closing Expenses; Prorations. Personal property taxes paid with respect

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

to the Purchased Assets shall be prorated ratably as of the Closing Date and paid at the Closing. Security and other deposits shall be reimbursed by Buyer to Seller.

         7. Seller's Representations and Warranties. As of the date of this Agreement and as of the Closing, the Seller represents and warrants to Buyer, and acknowledges and confirms, that Buyer is relying on these representations and warranties in entering into this Agreement:

         7.1 Organization and Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan, and Seller has all requisite power and authority (corporate and otherwise) to own its properties and conduct its business as it is now being conducted.

         7.2 Authorization. Seller has all requisite power and authority (corporate and otherwise), and has all requisite legal capacity (a) to execute, deliver, and perform this Agreement, to which it is a party and (b) to consummate the transactions contemplated under this Agreement. Seller has taken all necessary corporate action (including the approval of its board of directors and shareholders) to approve the execution, delivery, and performance of this Agreement to be executed and delivered by it and the consummation of the transactions contemplated in this Agreement. The Seller has duly executed and delivered this Agreement. This Agreement, when executed and delivered, will be, legal, valid, and binding obligations of the Seller, enforceable against it, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws relating to the enforcement of creditors' rights.

         7.3 Existing Agreements and Governmental Approvals.
         a)   To the Seller's knowledge, the execution, delivery, and
                    performance of this Agreement and the consummation of the transactions contemplated by them: (i) do not and will not violate any provisions of law applicable to any of the Seller, the K-H Business, or the Purchased Assets;
                    (ii) do not and will not conflict with, result in the breach or termination of any provision of, or constitute a default under (in each case whether with or without the giving of notice or the lapse of time or both) Seller's Articles of Incorporation or Bylaws, or any indenture, mortgage, lease, deed of trust, or other instrument, contract, or agreement or any order, judgment, arbitration award, or decree to which the Seller is a party or by which any of them or any of their respective assets and properties are bound which would not be paid at closing (including, without limitation, the Purchased

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

                    Assets); and (iii) do not and will not result in the creation of any Encumbrance on any of the Seller's properties, assets, or K-H Business (including, without limitation, the Purchased Assets).
         b)  Except as separately scheduled, no approval, authority, or consent of, or filing by, the Seller with, or notification to, any federal, state, or local court, authority or governmental or regulatory body or agency or any other corporation, partnership, individual or other entity is necessary (i) to authorize the execution and delivery of this Agreement or any of the Agreements attached as Schedules hereto by Seller, (ii) to authorize the consummation of the transactions contemplated by this Agreement, or (iii) to continue Buyer's use and operation of the Purchased Assets after the Closing Date.

         7.4 No Subsidiaries. Seller does not have any subsidiaries or directly or indirectly own any interest or have any investment in any other corporation, partnership, or other entity.

         7.5 No Insolvency. No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition, or arrangement with creditors, voluntary or involuntary, affecting Seller or any of its assets or properties is pending or threatened.

         7.6 Employees. There is not now, nor has there been at any time since November 1, 1996, a strike, lockout, grievance, other labor dispute, or trouble of any nature pending or threatened against Seller that is not listed on a Schedule hereto, or that Buyer is unaware of.

         7.7 Employee Agreements. Schedule 2.1.4 contains a true and complete list of all employment agreements, plans, Union contracts, programs, and arrangements (including, but not limited to, collective bargaining agreements, pensions, retirement, hospitalization, insurance, and other employee benefit plans, programs, or arrangements) maintained since November 1, 1996 by Seller or under which Seller has had any obligations with respect to former, current, laid off, and/or retired employees of Seller (the "Plans").

         7.8 Contracts. Except as described within this Agreement, including but not limited to the Contracts and Commitments referenced in Sections 1.1.6, 1.1.7, and 1.1.8, which have been made available to Buyer, Seller is not a party to nor bound by any agreement or commitment that materially affect the K-H Business, the Purchased Assets, or the Assumed Liabilities. Buyer is

                                   Page -9-
not acquiring any of the equipment, related fixtures, related inventory, tooling, and related supplies being used by Seller in producing its DRA, Allied, or Delphi jobs.

         7.9 Title to Purchased Assets. Seller is the sole and absolute owner of the Purchased Assets and has good title to all of the Purchased Assets, and at Closing shall be free and clear of any and all encumbrances.

        7.10 Condition of Purchased Assets. In material respect, the Inventory being sold to Buyer, whether finished goods, work in process, raw materials or indirect factory supplies, are items usable in the ordinary course of the K-H Business. The water deburr process was used in obtaining he part submission warrant dated 12/4/97 with K-H which is attached as Schedule7.10.
        7.11     Taxes.
                  a) For the purposes of this Agreement, Tax or Taxes shall mean all federal, state, county, local, and other taxes (including, without limitation, income taxes; premium taxes; single-business taxes; excise taxes; sales taxes; use taxes; value-added taxes; gross receipts taxes; franchise taxes; ad valorem taxes; real estate taxes; severance taxes; capital levy taxes; transfer taxes; stamp taxes; employment, unemployment, and payroll-related taxes; withholding taxes; and governmental charges and assessments), and include interest, additions to tax, and penalties.
         b)       Seller has filed on a timely basis all Tax returns it is
                           required to file under federal, state, or local law and has paid or established an adequate reserve with respect to all Taxes for the periods covered by such returns. No agreements have been made by or on behalf of Seller for any waiver or for the extension of any statute of limitations governing the time of assessment or collection of any Taxes. Seller and its officers have received no notice of any pending or threatened audit by the IRS or any state or local agency related to Seller's Tax returns or Tax liability for any period, and no claim for assessment or collection of Taxes has been asserted against Seller. There are no federal, state, or local tax liens outstanding against any of Seller's assets (including, without limitation, the Purchased Assets) or the K-H Business.
         c)       The sale by Seller of the Purchased Assets and the
                           Buyer's acquisition of such assets will not result in the imposition of or liability for any sales or use taxes except in connection with the transfer of any motor vehicles that are part of the Purchased Assets.
         d)          All Taxes related to the Purchased Assets or the
                           Transferred Employees which Seller is required by law to withhold or collect have been duly withheld or collected, and have been timely paid to the proper authorities to the extent due and payable.

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         7.12 Litigation. Except as disclosed within this Agreement and attached Schedules, there are no claims, disputes, actions, suits, proceedings, or investigations pending or, to the best knowledge of Seller, threatened against or affecting Seller, the K-H Business, or the Purchased Assets, which threats are unknown to Buyer.

         7.13 Compliance with Laws. At all times prior to the Closing Date, and to the best of Seller's knowledge and belief, Seller has complied, in all material respects, with all laws, orders, regulations, rules, decrees, and ordinances affecting to any extent or in any manner any aspects of the Purchased Assets.

         7.14 Bulk Transfer Act. Buyer acknowledges that Seller will not comply with the provisions of Michigan's bulk transfer act. However, Seller agrees to indemnify and hold Buyer harmless from all losses attributable to Seller's failure to comply with the provisions of that Act with respect to the Purchased Assets.

         7.15 No Brokers. Seller has not engaged, and is not responsible for any payment to, any finder, broker, or consultant in connection with the transactions contemplated by this Agreement.

         7.16 Progress Payments. Seller has received no progress payments or prepayments from customers for work or products not heretofore completed and delivered.

         7.17 Warranties; Product Liability. In connection with the K-H Business, there are no (a) liabilities of Seller, fixed or contingent, asserted and arising out of or based upon incidents occurring on or before the Closing Date with respect to any products liability or any similar claim that relates to any product sold by Seller to K-H before the effective date of closing or (b) liabilities of Seller, fixed or contingent asserted and arising out of or based upon incidents occurring with respect to any claim for the breach of any express or implied product warranty, or any similar claim that relates to any product sold by Seller on or before the Closing Date, and Seller has no knowledge of any product defects which could give rise to any such liabilities or claims.

         7.18. Environmental Matters. To the best of Seller's knowledge, Seller's operations

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

have not added to the environmental issues as disclosed in the Baseline Environmental Assessment, attached as Schedule 7.18, that Seller had prepared with respect to the premises occupied by the K-H Business. The Baseline Environmental Assessment shows numerous environmental issues that were caused prior to Seller's occupation of those premises and which are subject to an agreement with K-H for remediation.

         7.19 Intellectual Property Rights. Other than the nontransferable license contained in the supply agreement between Seller and K-H, to Seller's knowledge, Seller does not own or have any rights in any patents, patent applications, inventions or proprietary processes that are needed in the continuing operation of the K-H Business. Buyer will be responsible for obtaining its own license from K-H. No claim, suit or action is pending or, to the best of Seller's knowledge, threatened alleging that the K-H Business conducted by Seller infringes upon the intellectual property rights of others.

        8. Buyer's Representations and Warranties. Buyer represents and warrants to Seller that:
        8.1 Organization and Standing. Buyer is a corporation duly organized and validly doing business under the laws of the State of Michigan, and Buyer has all the requisite power and authority (corporate and otherwise) to own its properties and to conduct its business as it is now being conducted.
        8.2 Authorization. Buyer has taken all necessary corporate action
(a) to duly approve the execution, delivery, and performance of this Agreement, and (b) to consummate any related transactions. Buyer has duly executed and delivered this Agreement. This Agreement, when executed and delivered, will be, legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws relating to the enforcement of creditor's rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

         8.3 Environmental Condition. Seller has provided Buyer with a copy of the Baseline

                                  Page -12-

Environmental Assessment that Seller had obtained with respect to the plant, property and real estate currently occupied by Seller that Buyer will lease from K-H. Accordingly, Buyer is aware of the environmental condition of and agrees to accept that real property "as is".

         9. Employees. Buyer shall have no obligation to hire any of Seller's salaried employees; PROVIDED, HOWEVER, that Buyer shall be free to negotiate with and hire any of Seller's salaried employees, and Seller shall cooperate and encourage such employees to accept employment with Buyer.

         10. Postclosing Receipts. After the Closing, Seller will immediately notify and transfer to Buyer any payments or other receipts it receives with respect to any of the Purchased Assets. Pending any such transfer, Seller will segregate any such payments from its other assets and will clearly mark or designate them as the property of Buyer. Buyer shall immediately notify and transfer, without setoff or deduction, to Seller any payment or other receipt Buyer receives with respect to an Excluded Asset(s). Further, Buyer agrees that Seller may place labels on Excluded Assets identified within
Schedule 1.2.3.

         11. Indemnification. All of the representations and warranties of Seller contained in Sections 7 through 7.16 of this Agreement shall survive the Closing (unless the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of one year thereafter. All of the other representations and warranties of the Buyer and the Seller contained in this Agreement shall survive the Closing (unless the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter subject to any applicable statutes or limitations.
                  a). In the event Seller breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 11 above, provided that the Buyer makes a written claim for indemnification against Seller pursuant to Section 11 below within such survival period, then Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences (as defined below) the Buyer shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences the Buyer shall suffer after the end of any applicable

                                  Page -13-
                           survival period) caused proximately by the breach.
                  b) Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer shall suffer caused proximately by any liability of Seller which is not an Assumed Liability.
                  c) In the event the Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and provided that Seller makes a written claim for indemnification against the Buyer pursuant to Section 11 below within such survival period, then the Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences the Seller shall suffer through and after the date of the claim of indemnification (but excluding any Adverse Consequences the Seller shall suffer after the end of any applicable survival period) caused proximately by the breach.
                  d) Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences the Seller shall suffer caused proximately by any liability of the Seller which is an Assumed Liability.
                  e) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Section 11, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.
                  f) The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.
                  g) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 11(f) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.
                  h) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).
                  i) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax benefits and insurance coverage and take into account a reasonable in determining Adverse Consequences for purposes of this Section 11. All indemnification payments under this Section 11 shall be deemed adjustments to the Purchase Price.
                  j) For purposes of this Section 11, Adverse Consequences shall mean all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings,

                                  Page -14-
                           damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

          12. Expenses. Each of the parties shall pay all of the costs that it incurs incident to the preparation, execution, and delivery of this Agreement and the performance of any related obligations, whether or not the transactions contemplated by this Agreement shall be consummated.

         13. Risk of Loss. The risk of loss of or damage to the Purchased Assets from fire or other casualty or cause shall be on Seller at all times up to the Closing, and it shall be the responsibility of Seller to repair, or cause to be repaired, and to restore the property to the condition it was before the loss or damage.

         14. Seller's Name. Seller agrees that from and after the Closing Date, Buyer shall have the right to use in or in connection with the conduct of any business (whether carried on by it directly or through any related corporation) the name "Milford Manufacturing Corporation". Buyer shall permit Seller to use the name "Milford Manufacturing Corporation" post closing for purposes of completing the liquidation of Seller's business.

         15.      Termination.
         15.1 This Agreement may be terminated at any time before the Closing Date as follows:
                  a)       By Buyer and Seller jointly in writing, or
                  b) By Buyer or Seller if there has been a material breach of any of the representations or warranties, covenants or agreements set forth in this Agreement on the part of the other, and this breach by its nature cannot be cured before the Closing.
         16.  Miscellaneous Provisions.

         16.1 Representations and Warranties. All representations, warranties, and agreements made by the parties pursuant to this Agreement shall survive the consummation of the transactions contemplated by this Agreement, without limitation as to time except as set forth in Section 11.

                                  Page -15-

                  16.2     Notices. All notices, demands, and requests
                                    required or permitted to be given under
                                    the provisions of this Agreement shall be in writing and shall be deemed given (a) when personally delivered or sent by facsimile transmission to the party to be given the notice or other communication or (b) on the business day following the day such notice or other communication is sent by overnight courier to the following:if to Seller Parties: Robert A. Clemente, President
                           Milford Manufacturing Corporation
                           46035 Grand River
                           Novi, Michigan 48374

with a copy (which shall not constitute notice) to:
                           Andrew J. Munro, Esquire
                                    Munro and Munro, P.C.
                                    3250 West Big Beaver Road;Suite 520
                                    Troy, Michigan 48084
                                    Tel (248) 643-9494
                                    Fax (248) 643-0786

         if to Buyer:               Mr. Patrick Kirby
                                    PGK Acquisition Corp.
                                    1960 Research Drive
                                    Troy, Michigan 48083

         with a copy (which shall not constitute notice) to
                                    Robert A. Hudson, Esquire
                                    Berry Moorman P.C.
                                    600 Woodbridge Place
                                    Detroit, Michigan 48226
                                    Tel (313) 567-1000
                                    Fax (313) 567-1001

         or to such other address or facsimile number that the parties may designate in writing.

         16.3 Assignment. Buyer may not assign this Agreement, or any interest in it, without the prior written consent of the other, except that Buyer may assign any or all of its rights under this Agreement to any subsidiary without Seller's consent.

         16.4 Parties in Interest. This Agreement shall inure to the benefit of, and be binding on, the named parties and their respective successors and permitted assigns, but not any other person.

         16.5 Choice of Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Michigan. Buyer and Seller shall be jointly considered

                                  Page -16-
the authors and drafters of this Agreement.


         16.6 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each counterpart were on the same instrument.

         16.7 Entire Agreement. This Agreement and all related documents, schedules, exhibits, or certificates, including the terms and conditions of a certain Pension Plan Succession Agreement which has or will be executed, represent the entire understanding and agreement between the parties with respect to the subject matter and supersede all prior agreements or negotiations between the parties. This Agreement may be amended, supplemented, or changed only by an agreement in writing that makes specific reference to this Agreement or the agreement delivered pursuant to it and that is signed by the party against whom enforcement of any such amendment, supplement, or modification is sought.

         16.8 Operation of K-H Business. Seller will not engage in any practice, take any action, or enter into any transaction outside the ordinary course of business between the time the Agreement is executed and Closing.

         16.9 Litigation Support. In the event and for so long as any party to this Agreement, its agents, successors, assigns, owners, is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Milford business, the other party to this Agreement will, upon payment for the cost thereof, cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense.

         16.10 Press Releases. Neither party to this Agreement shall issue any press release of make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading

                                  Page -17-
agreement concerning its publicly-traded securities, or required to be made to its shareholders, in which case the disclosing party will use reasonable efforts to advise the other party prior to making the disclosure(s).
         16.11    Arbitration.
                  a) Any dispute, controversy, or claim arising out of or relating to this Agreement or relating to the breach, termination, or invalidity of this Agreement, whether arising in contract, tort, or otherwise, shall be resolved in binding arbitration. Any arbitration shall proceed in accordance with Title 9 of the United States Code, as it may be amended or recodified from time to time ("Title 9"), and the current Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association ("AAA") to the extent that Title 9 and the Arbitration Rules do not conflict with any provision of this Section 16.11.
         b)       No provision of or the exercise of any rights under
                           this Section 16.11 shall limit the right of any party to seek and obtain provisional or ancillary remedies (such as injunctive relief, attachment, or the appointment of a receiver) from any court having jurisdiction before, during, or after the pendency of an arbitration proceeding under this Section. The institution and maintenance of any such action or proceeding shall not constitute a waiver of the right of any party (including the party taking the action or instituting the proceeding) to submit a dispute, controversy, or claim to arbitration under this Section.
         c)       Any award, order, or judgment made pursuant to
                           arbitration shall be deemed final and may be entered in any court having jurisdiction over the enforcement of the award, order, or judgment. Each party agrees to submit to the jurisdiction of any court for purposes of the enforcement of the award, order, or judgment.
         d)       The arbitration shall be held before one arbitrator
                           knowledgeable in the general subject matter of the dispute, controversy, or claim and selected by AAA in accordance with the Arbitration Rules, except that any arbitration in which the disputed, controverted, or claimed amount (as reflected on the demand for arbitration, as the same may be amended) exceeds $50,000.00 shall be held before three arbitrators, one arbitrator being selected by Buyer, one by the Seller, and the third by the other two from a panel of persons identified by AAA who are knowledgeable in the general subject matter of the dispute, controversy, or claim.
         e)       The arbitration shall be held at the office of AAA
                           located in Southfield, Michigan (as the same may be from time to time relocated), or at another place the parties agree on.
         f)       In any arbitration proceeding under this Section
                           16.11, subject to the award of the arbitrator(s), each party shall pay all its own expenses, an equal share of the fees and expenses of the arbitrator, and, if applicable, the fees and expenses of its own appointed arbitrator. The arbitrator(s) shall have the power to award recovery of costs and fees (including reasonable attorney fees, administrative and AAA fees, and arbitrators' fees) among the parties as the arbitrators determine to be equitable under the circumstances.

                                  Page -18-

         g)      The interpretation and construction of this Section
                           16.11 including, but not limited to, its validity and enforceability, shall be governed by Title 9 of the U.S. Code, notwithstanding the choice of law set forth in Section 16.5 of this Agreement.

         16.12 Other Agreements . The Closing of this Agreement shall be conditioned upon Seller and Buyer executing the Product Supply Agreement attached hereto as Schedule 16.12, and the closing of the K-H Sale. The Closing of this Agreement shall be further conditioned upon the Seller and UAW entering into a novation with respect to the Collective Bargaining Agreement.

         16.13 Post Closing Inspection. For the purpose of closing out Seller's accounting period(s), employees of Seller shall have the right to maintain Scott's office at the Business premises, to enjoy necessary ingress and egress from said office, and to access information concerning the operation of Seller's business prior to the Closing Date that are contained in any transferred books and records, whether kept as computer records or as tangible records, for a period of ninety (90) days after Closing. Buyer agrees to retain any transferred books and records for a period not less than four (4) years from Closing, and to permit Seller reasonable access to such books and records for all reasonable purposes.

         17.  Conditions to Closing.
         17.1 Conditions Precedent to Obligations of Buyer. The obligations of Buyer under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions precedent:
                  a)       Representations and Warranties. The
                           representations and warranties made by Seller herein shall be true on and as of the Closing Date, as though such representations and warranties had been made at and as of such time.
                  b) Performance. Seller shall have performed and complied with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the Closing.
                  c) Copies of Agreements. Seller shall have provided and/or made available to Buyer, copy of all agreements (or ratified Settlement Proposals in the cases of the Collective Bargining Agreement) to be assigned to, and assumed by, Buyer hereunder.

                                  Page -19-

                  d) Release of Liens. The Purchased Assets shall be delivered to the Buyer free and clear of all liens and encumbrances.
                  e) No Adverse Proceeding. There shall be no pending or threatened claim, action, litigation or proceeding against Seller, Buyer or the Purchased Assets for the purpose of enjoining or preventing the consummation of this Agreement or otherwise claiming that this Agreement or the consummation hereof is illegal.
                  f) Consents. Seller shall have received the written consent from the appropriate parties, if required, to the assignment to Buyer of all agreements to be assigned to Buyer hereunder.
                  g) No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the Purchased Assets nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the Purchased Assets.
                  h) Purchase of Assets from K-H. The K-H Sale shall have been completed and Buyer shall have acquired from K-H all of the assets acquired by K-H in the K-H Sale, other than the real estate which shall be leased to Buyer.
                  i) Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to Buyer and its counsel and Buyer shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.
                  j) Opinion of Counsel to Seller. Buyer shall receive an opinion dated the Closing Date of Munro and Munro, P.C., counsel to Seller, in form satisfactory to Buyer, to the effect that:
                           i) Seller is a corporation validly existing and in good standing under the laws of the State of Michigan;
                           ii) The execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in the breach of any provision of Seller 's Articles of Incorporation or Bylaws;
                           iii) This Agreement has been duly and validly authorized, executed and delivered by Seller; and
                           iv) Such counsel does not know of any suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending against Seller or its business or properties or financial or other condition, which would have a material effect on the Purchased Assets.

         17.2 Conditions Precedent to Seller's Obligations. The obligations of Seller hereunder are subject to the satisfaction, at or before the Closing, of each of the following conditions precedent:

                  a)       Representations and Warranties. The
                           representations and warranties made by Buyer herein shall be true on and as of the Closing Date as though such

                                  Page -20-
                           representations and warranties had been made at and as of such time.
                  b) Performance. Buyer shall have performed and complied with all agreements and conditions contained herein required to be performed or complied with by it prior to the Closing.
                  c) No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of Buyer, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of Buyer.
                  d) No Adverse Proceeding. There shall be no pending or threatened claim, action, litigation or proceeding against Seller, Buyer or the Purchased Assets for the purpose of enjoining or preventing the consummation of this Agreement or otherwise claiming that this Agreement or the consummation hereof is illegal.
                  f) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to Seller and its counsel and Seller and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.
                  g) Opinion of Counsel to Buyer. Seller shall receive an opinion dated the Closing Date of Berry Moorman P.C., counsel to Buyer, in form satisfactory to Seller, to the effect that:
                           i) Buyer is a corporation validly existing and in good standing under the laws of the State of Michigan;
                           ii) The execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in the breach of any provision of Buyer's Articles of Incorporation or Bylaws;
                           iii) This Agreement has been duly and validly authorized, executed and delivered by Buyer; and
                           iv) Such counsel does not know of any suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending against Buyer or its business or properties or financial or other condition, which would have a material effect on the purposed benefits of each party's bargain.

         The parties have executed this Agreement on the date set forth on the first page of this Agreement.

                                    SELLER
                                    Milford Manufacturing Corporation


                                    By: ___________________________
                                        Robert A. Clemente, President

                                  Page -21-

                                    BUYER
                                    PGK Acquisition Corp.


                                    By: /s/ Patrick Kirby
                                        ---------------------------
                                        Patrick Kirby, President

Patrick Kirby in his capacity as President of PGK Services, Inc. does hereby guarantee the prompt payment by PGK Acquisition Corp. of the accounts payables and accruals assumed by PGK Acquisition Corp. in Sections 2.1.2, 2.1.3(c) & 2.1.3(d). PGK Services, Inc. agrees to be liable for the entire amount of said unpaid account payables and unpaid accruals and agrees to indemnify and hold Seller harmless therefrom, including reasonable attorney fees and costs.

                                                PGK Services, Inc.



DATED: 3/18/98                             By:/s/ Patrick Kirby
                                               -------------------------
                                                Patrick Kirby, President

Robert A. Clemente as the President of Secom General Corporation does hereby guarantee the prompt payment by Secom General Corporation of any accounts payable or obligations attributable to goods or services relating to the K-H Business that were ordered in the usual and ordinary course of the K-H Business on or before the Effective Date and received as of the Effective Date, which obligations were not scheduled on Schedule 2.1.3, and any payables or accruals on Schedule 2.1.3 which are MMC's responsibility to pay which are not paid at closing.

                                                Secom General Corporation


DATED: 3/18/98                             By:  /s/ Robert A. Clemente
                                                -----------------------------
                                                Robert A. Clemente, President


                                  Page -22-